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                                     EXHIBIT 22

                           SUBSIDIARIES OF THE REGISTRANT

-    James Mitchell & Co.

     -    JMC Insurance Services Corporation

     -    JMC Financial Corporation

     -    JMC Insurance Agency of New York, Inc.

     -    JMC Insurance Agency, Inc.

     -    JMC Insurance Services Corporation of Nevada

     -    JMC Insurance Services Corporation of Texas

-    JMC Investment Services, Inc.